Exhibit 99.1

Contact: Ed Dickinson Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Announces Second Quarter 2013 Results

Company Revises Guidance For 2013

ST. LOUIS, August 8, 2013 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets, today announced its financial results for the second quarter ended June 30, 2013.

Second Quarter 2013 Highlights

•	Growth in sales of the company’s legacy Aerostructures business of $9.2 million was partially offset by a reduction in sales of Engineering Services

•	Firm backlog as of June 30, 2013, was $421.0 million

•	Quarter includes an elimination of contingent consideration for potential earn-out payments of $8.0 million related to the Valent acquisition, but offset in part by a $4.2 million impairment of a 2007 intangible asset trade name in Engineering Services

•	Guidance for 2013 revised. 2014 guidance expected to be issued in November 2013.

Second Quarter Results

Net sales for the second quarter of 2013 increased 52.1 percent to $105.5 million, compared to $69.3 million in the second quarter of 2012, primarily as a result of the inclusion of Valent Aerostructures, LLC (“Valent”) in the 2013 period.  Net income for the second quarter of 2013 was $4.7 million, or $0.37 per diluted share ($0.18 excluding the impact of the elimination of contingent consideration and impairment of an intangible asset), compared to $5.1 million, or $0.43 per diluted share, in the second quarter of 2012.  The following table illustrates the company’s net income, excluding the impact of the acquisition of Valent, cumulative catch-up adjustments and non-recurring items in the quarter for comparative purposes.

	Q2 2013	Per Diluted Share

Net income	$4,664	$0.37
Interest expense, net of tax	2,560	0.20
Intangible asset impairment, net of tax	2,673	0.21
Contingent consideration write-off, net of tax	(5,032)	(0.40)
Cumulative catch-up adjustments, net of tax	728	0.06
Valent net income	(1,415)	(0.11)
Net income excluding Valent, cumulative catch-up adjustments and non-recurring items	$4,178	$0.33

“Sales of our legacy Aerostructures products and at Valent plants continued to grow, but continued weakness in Engineering Services demand caused overall sales to fall below our estimates,” said Ronald S. Saks, Chief Executive Officer of LMI.  “During the second quarter, sales order flow began to slow and that trend will likely continue for the balance of 2013, as delivery of products from some Aerostructures customers were deferred into 2014.  Aerostructures deliveries for both the LMI legacy business and Valent are expected to increase in the second half of 2013 yet be lower than previous guidance.  Engineering Services backlog stabilized at lower levels, and we expect the results for the second half of 2013 will be similar to the results for the first half.

“Production rate increases on the Boeing 737 and a 767 winglet modification program is expected to result in increased sales for the remainder of 2013.  Introduction of new contract awards, although delayed in implementation beyond previous forecasts, should add to the second half sales as well,” added Saks.  “As a result of deferred orders and lower demand for certain products, including those in development, we have reduced our sales forecast for both Aerostructures and Engineering Services for 2013.

“We believe our core business remains strong and expect that a combination of new work for large commercial aircraft models and increased production rates should yield benefits in late 2013 and beyond.  The 2013 organic growth rate from the legacy business has been adjusted to 25 percent and Valent has been adjusted to 20 percent, which still represents significant growth in 2013.  We believe our growth rate will resume at a faster pace when production on new awards and on our development programs begin.”

Aerostructures Segment

Net Sales	Q2 2013	% of Total	Valent	Legacy	% of Total	Q2 2012	% of Total
	($ in millions)
Large commercial aircraft	$41.3	48.7%	$18.5	$22.8	43.0%	$18.1	41.3%
Corporate and regional aircraft	22.7	26.8%	2.9	19.8	37.4%	14.9	34.0%
Military	14.0	16.5%	5.1	8.9	16.8%	8.4	19.2%
Other	6.8	8.0%	5.3	1.5	2.8%	2.4	5.5%
Total	$84.8	100.0%	$31.8	$53.0	100.0%	$43.8	100.0%

The acquisition of Valent, which provided $31.8 million of sales, and organic growth in the legacy Aerostructures business of $9.2 million, drove an increase in total segment sales of $41.0 million.  In the large commercial aircraft market, Valent contributed $18.5 million of sales, including $14.9 million for the Boeing 737 platform.  For legacy Aerostructures, increased demand for Boeing 767 wing modification kits and growth on the Boeing 737, 777 and 787 platforms contributed an additional 26.3 percent increase in net sales of large commercial aircraft products.

Corporate and regional aircraft revenues, largely on Gulfstream aircraft, at Valent were $2.9 million in the current quarter and legacy Aerostructures added $4.9 million, including revenue of $3.7 million from tooling on a new development program and $1.1 million in additional revenue from deliveries for the Gulfstream G650 model.  Military products revenue included $5.1 million from Valent, primarily driven by the Boeing V-22 and F/A-18, while legacy Aerostructures revenue on the Embraer KC-390 program more than offset reduced sales related to the Blackhawk program.

The overall Aerostructures segment generated gross profit of $19.1 million, or 22.5 percent of net sales, in the second quarter of 2013 versus $11.7 million, or 26.7 percent of net sales, in the second quarter of 2012.  The acquisition of Valent diluted the gross profit margin for the segment, providing 18.6 percent of net sales. Production inefficiencies from disruption due to several development programs contributed to the decline in gross profit percentage.

Selling, general and administrative expenses (“SG&A”) were $3.4 million in the second quarter of 2013, including a one-time benefit from the elimination of $8.0 million of contingent consideration related to the Valent acquisition, compared to $6.8 million in the second quarter of 2012.  The contingent consideration amount represented the additional payment the company would have made to Valent’s previous owners  if Valent would have achieved specific earnings levels in 2013.  Due to delays in awards of new work through Valent, the company determined in the second quarter of 2013 that it is unlikely that any additional consideration relating to the transaction will be paid.  In addition, $3.7 million in SG&A attributable to Valent was included in these expenses in the second quarter of 2013.

Engineering Services Segment

Net Sales	Q2 2013	% of Total	Q2 2012	% of Total
	($ in millions)
Large commercial aircraft	$9.0	41.9%	$6.8	26.1%
Corporate and regional aircraft	4.4	20.4%	8.5	32.6%
Military	4.6	21.4%	9.2	35.2%
Other	3.5	16.3%	1.6	6.1%
Total	$21.5	100.0%	$26.1	100.0%

The Engineering Services segment net sales in the second quarter of 2013 included $4.1 million generated by TASS, Inc. (“TASS”), acquired in the third quarter of 2012, all of which is included in large commercial aircraft sales. Excluding TASS, the legacy Engineering Services business’ net sales declined $8.7 million. Sales of services for large commercial aircraft in the legacy Engineering Services business declined $1.9 million, primarily on Boeing’s 787.  Declining support for Bombardier’s Learjet 85 and a negative cumulative catch-up adjustment of $0.6 million for the Mitsubishi Regional Jet program were primarily responsible for the decline in the corporate and regional sales.  The continued wind down in support of the Boeing KC-46 tanker, a $0.7 million negative cumulative catch-up adjustment for the Embraer KC-390 program, and a $0.7 million decline in support for North Island naval base in San Diego were the primary drivers in a $4.6 million decline in the military market in the second quarter of 2013 from the prior year quarter.

Gross profit for the segment was $2.6 million, or 12.1 percent of net sales, for the second quarter of 2013 down from $5.3 million or 20.3 percent of net sales for the prior year quarter. TASS added $0.5 million of gross profit or 12.2 percent of TASS net sales. Excluding TASS, lower billable hours and negative cumulative catch-up adjustments on long-term contracts contributed to the decrease in gross profit.

SG&A for the segment increased from $2.1 million in the second quarter of 2012 to $6.9 million in the second quarter of 2013, which includes a $4.2 million impairment of the trade name intangible asset. During the second quarter of 2013, the company decided to pursue a new branding strategy in which the D3 Technologies name will no longer be used. Thus, it was determined that the intangible related to this tradename should be written off. TASS contributed an additional $0.6 million to this category.

Non-Segment

Interest expense increased $3.8 million, primarily due to the credit facility obtained to support the acquisition of Valent and fund working capital needs.  The effective income tax rate for the second quarter of 2013 was 36.5 percent and in the second quarter of 2012 was 34.0 percent.

The company used cash from operations of $7.1 million in the second quarter of 2013 and funded capital expenditures of $5.3 million, resulting in negative free cash flow of $12.4 million, as anticipated.  A tooling project on a development program drove an increase in accounts receivables, which we expect to collect in the fourth quarter of 2013, while inventories grew from investments in long term contracts, primarily on the 737 platform and on products to support production rate increases.  The company projects free cash flow to be modestly negative in the third quarter, before collection of the tooling receivable and other items in the fourth quarter, and expects free cash flow for the full year to be a usage of between $30.0 million and $32.0 million.

Backlog as of June 30, 2013, was $421.0 million, including $119.5 million in backlog at Valent, compared to $231.4 million at the end of the prior year quarter.

Outlook for 2013

The company also announced that it has updated guidance for 2013, as follows:

Consolidated Operations

•	Net sales between $433.0 million and $445.0 million

•	Gross profit between 20.6 percent and 21.0 percent

•	SG&A between $53.4 million and $55.0 million

•	Interest and other expenses between $16.1 million and $17.1 million

•	Effective income tax rate between 35.0 percent and 35.5 percent

•	Capital expenditures between $27.0 million and $30.0 million

•	Depreciation, amortization, trade name impairment and stock compensation expenses between $26.0 million and $27.1 million

The revised expectations for each segment are as follows:

Aerostructures

•	Net sales between $346.0 million and $354.0 million, including between $130.0 million and $134.0 million for Valent

•	Gross profit between 21.9 percent and 22.3 percent, including a one time $2.5 million charge representing the Valent inventory step-up

•	SG&A between $37.7 million and $38.9 million, including the contingent consideration elimination of $8.0 million

Engineering Services

•	Net sales between $87.0 million and $91.0 million

•	Gross profit between 15.4 percent and 15.9 percent

•	SG&A between $15.7 million and $16.1 million, including the trade name impairment of $4.2 million

The company provided the following estimates for Adjusted EBITDA guidance for 2013, exclusive of any expected synergies:

Consolidated ($ in millions)
Operating income	35.9 - 38.6
Depreciation, amortization and stock based compensation	21.7 - 22.8
Contingent consideration write-off	(8.0) - (8.0)
Intangible asset impairment	4.2 - 4.2
Step-up in inventory to cost of goods sold	2.5 - 2.5
Acquisition and integration expense	1.6 - 1.6
57.9 – 61.7

“Given the significance of the Valent acquisition to LMI, we spent the first half of 2013 forging a joint strategy and beginning our integration process,” said Saks.  “The earn-out provisions in the purchase agreement caused us to defer certain actions so that Valent retained its ability to operate somewhat independently in order to optimize its efforts to achieve higher EBITDA and thereby secure a higher earn-out at the end of 2013.  Unfortunately, EBITDA growth at Valent in 2013 has not reached a level where a payment is likely.  As a result, we have written off the estimated liability provided in our December 31, 2012, financial statements and are more aggressively seeking the synergies contemplated in our previous guidance.  Valent was hampered during this period because of heavy non-recurring planning and program costs associated with new work, as well as with efficiency improvements to be gained by more optimum use of new machining equipment purchased the last two years.  By July of this year, capacity was created as these improvements were realized, and we have commenced transferring LMI work from our legacy Aerostructures facilities to Valent facilities.  We are also actively reviewing current work statements and have begun to transfer high value component production to the appropriate manufacturing facility in our wider group of machining plants.  At the Valent facilities, we anticipate an improvement in gross margins which are currently about 200 basis points below expectations.

“We have begun the process of evaluating consolidation in Wichita and Tulsa where we have multiple facilities, determining how to optimize our use of the two processing facilities around core capabilities and logistics, building a center of excellence around NC programming for all of our facilities, determining how to better utilize distribution capabilities for the Valent facilities at our current kitting and distribution facilities, and shifting work among our facilities to get the right work in the right facility.

“In conjunction with our integration activities, our business development group has designed a branding program to have all of our businesses operating under the same name by early 2014.

“Integration of the portions of the Engineering Services segment with our Aerostructures plants continues at a fast pace in order to develop permanent engineering groups at our larger manufacturing plants.  Although our expected growth rate has slowed a bit in Aerostructures, we are continuing to invest in people needed to handle the increasingly complex structures work our customers need.  As a result, our cost structure at corporate has grown in response to our expected growth rates.  We will be evaluating ways to reduce our corporate spending, consistent with the current environment,” Saks said.

“Sales growth has slowed at Valent in part because of program delays on a few regional jet programs being developed, as well as the delays from their largest customer and pricing strategy currently being employed,” Saks continued.  “We do expect the work offloaded by this customer to increase over the next year and believe that the strong customer relationship that has existed to date should result in some participation in this offload when new orders begin to be placed.

“Our legacy Aerostructures performance in the last six months has also been impacted by increasing amounts of work on two regional jet programs, as well as a large business jet development program.  Customer delays and start up of manufacturing on the two design build programs caused considerable inefficiency for which added revenue has been requested.  In addition, manufacturing problems caused by design changes on the business jet development program also affected operations at several legacy Aerostructures plants.  We plan to submit an assertion for these items which are unique and beyond the scope of our work statement.

“Finally, in our first quarter 2013 press release, we described losses on an assembly program that affected our fourth quarter 2012 operating results.  We filed a claim in April 2013 and to date have had preliminary discussions with our customer in an attempt to settle the claim.  We do expect negotiations to begin this quarter, with resolution now delayed until the fourth quarter of 2013.  Results in the second quarter were not affected substantially but part of the claim deals with pricing increases requested on shipments after March 31, 2013.  No revenue for this claim, nor the assertions described above, has been recorded in our operating results or in our revised guidance.

“In conclusion, we are accelerating the integration effort and are committed to offering our customers a one company approach to handling the work done for our large commercial aircraft, business aircraft and regional jet partners.  Our Engineering Services segment seems to have stabilized at current levels, and we expect growth to begin to resume in early 2014.  Because of the rapid changes in demand in this market during the last six months, we decided to defer issuing 2014 guidance until November 2013.  At that time, we expect to have a more accurate view of revenue opportunities for this segment.  Our sales and operating income expectations for 2013 have been adjusted down to account for some unusual changes in our key markets.  We believe these changes are temporary and are proceeding on the assumption that growth will resume in 2014.  By that time, our integration of Valent should be more mature and prospects for continued high growth rates should be improved,” Saks concluded.

LMI Aerospace, Inc. (“LMI”) is a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense markets.  Through its Aerostructures segment, the company primarily fabricates machines, finishes, integrates, assembles and kits machined and formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries.  It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

This news release includes forward-looking statements related to LMI's outlook for 2013 and beyond, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI.  Actual results could differ materially from the forward-looking statements as a result of, among other things, difficulties integrating Valent, managing the increased leverage incurred by LMI in connection with its acquisition of Valent and complying with new debt covenants with respect to such indebtedness, as well as the factors detailed from time to time in LMI's filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company's Annual Report on Form 10-K for the year ended December 31, 2012, and any risk factors set forth in our other filings with the Securities and Exchange Commission.

###

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$2,554	$4,347
Accounts receivable, net	87,024	69,159
Inventories	104,900	90,039
Prepaid expenses and other current assets	6,541	5,655
Deferred income taxes	3,725	3,839
Total current assets	204,744	173,039

Property, plant and equipment, net	105,889	96,218
Goodwill	180,933	179,314
Intangible assets, net	57,789	64,334
Other assets	13,514	15,059
Total assets	$562,869	$527,964

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$26,431	$30,471
Accrued expenses	18,129	23,703
Current installments of long-term debt and capital lease obligations	6,561	5,632
Total current liabilities	51,121	59,806

Long-term liabilities:
Long-term debt and capital lease obligations, less current installments	286,309	255,067
Other long-term liabilities	3,288	3,405
Deferred income taxes	13,167	8,732
Total long-term liabilities	302,764	267,204

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 12,858,641 and 12,860,023 shares at June 30, 2013 and December 31, 2012, respectively	257	257
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	-	-
Additional paid-in capital	92,113	90,839
Accumulated other comprehensive loss	(196)	(49)
Treasury stock, at cost, 14,354 shares at June 30, 2013 and 101,622 shares at December 31, 2012	(80)	(482)
Retained earnings	116,890	110,389
Total shareholders’ equity	208,984	200,954
Total liabilities and shareholders’ equity	$562,869	$527,964

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Sales and service revenue
Product sales	$83,153	$42,221	$165,267	$82,386
Service revenue	22,312	27,106	46,264	53,690
Net sales	105,465	69,327	211,531	136,076
Cost of sales and service revenue
Cost of product sales	63,592	29,189	128,730	56,574
Cost of service revenue	20,032	23,171	40,906	46,017
Cost of sales	83,624	52,360	169,636	102,591
Gross profit	21,841	16,967	41,895	33,485

Selling, general and administrative expenses	14,098	8,881	28,079	17,961
Contingent consideration write-off	(7,950)	-	(7,950)	-
Intangible asset impairment	4,222	-	4,222	-
Income from operations	11,471	8,086	17,544	15,524

Other income (expense):
Interest expense	(4,044)	(293)	(8,157)	(494)
Other, net	(80)	(62)	400	107
Total other expense	(4,124)	(355)	(7,757)	(387)

Income before income taxes	7,347	7,731	9,787	15,137
Provision for income taxes	2,683	2,626	3,286	5,240

Net income	4,664	5,105	6,501	9,897
Other comprehensive income (expense):
Change in foreign currency translation adjustment	(15)	-	(137)	-
Unrealized gain (loss) on interest rate hedges net of tax	151	-	(10)	-
Other comprehensive income (expense)	136	-	(147)	-
Total comprehensive income	$4,800	$5,105	$6,354	$9,897

Amounts per common share:
Net income per common share	$0.37	$0.44	$0.52	$0.85

Net income per common share assuming dilution	$0.37	$0.43	$0.51	$0.84

Weighted average common shares outstanding	12,612,389	11,671,388	12,597,381	11,644,698

Weighted average dilutive common shares outstanding	12,720,372	11,833,503	12,697,947	11,809,972

LMI Aerospace, Inc.
 Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2013	2012
Operating activities:
Net income	$6,501	$9,897
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	9,734	3,813
Contingent consideration write-off	(7,950)	-
Deferred taxes	2,915	(1,140)
Intangible asset impairment	4,222	-
Restricted stock compensation	753	743
Other noncash items	(174)	(135)
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable	(17,614)	(6,437)
Inventories	(14,691)	(5,365)
Prepaid expenses and other assets	(263)	(207)
Current income taxes	545	2,393
Accounts payable	(4,580)	(1,673)
Accrued expenses	3,033	2,060
Net cash (used) provided by operating activities	(17,569)	3,949
Investing activities:
Additions to property, plant and equipment	(17,873)	(6,345)
Proceeds from sales of equipment	1,880	38
Net cash used by investing activities	(15,993)	(6,307)
Financing activities:
Proceeds from issuance of debt	6,136	997
Principal payments on long-term debt and notes payable	(2,376)	(40)
Advances on revolving line of credit	69,500	-
Payments on revolving line of credit	(41,500)	-
Other, net	9	173
Net cash provided by financing activities	31,769	1,130
Net decrease in cash and cash equivalents	(1,793)	(1,228)
Cash and cash equivalents, beginning of period	4,347	7,868
Cash and cash equivalents, end of period	$2,554	$6,640

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net Income	$4,664	$5,105	$6,501	$9,897

Depreciation and amortization	4,943	1,877	9,734	3,813
Interest expense	4,044	293	8,157	494
Income tax expense	2,683	2,626	3,286	5,240
Stock based compensation	393	368	753	743
Acquisition and integration expenses	187	-	762	-
Intangible asset impairment	4,222	-	4,222	-
Contingent consideration write-off	(7,950)	-	(7,950)	-
Fair value step-up on acquired inventories	-	-	2,497	-
Other, net	80	62	(400)	(107)

Adjusted EBITDA	$13,266	$10,331	$27,562	$20,080

Free Cash Flow (2):

Net cash (used) provided by operating activities	$(7,107)	$3,521	$(17,569)	$3,949
Less capital expenditures	(5,281)	(3,436)	(17,873)	(6,345)

Free cash flow	$(12,388)	$85	$(35,442)	$(2,396)

1. We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.